Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact:

Elizabeth Goode, Director Corporate Development

(661) 295-5600, ext. 2632

goodee@3dsystems.com

Fred Jones, Chief Financial Officer

(661) 295-5600, ext, 2142

jonesf@3dsystems.com

3D Systems Corporation Announces Settlement with EOS GmbH of All Litigation

VALENCIA, California, February 4, 2004 - 3D Systems Corporation (Nasdaq: TDSC) announced today that it has entered into an agreement with EOS GmbH that settles all worldwide disputes and litigation between 3D Systems and EOS GmbH.

Under the terms of this settlement agreement, 3D Systems and EOS waived all claims for damages with respect to their pending disputes and litigation.  In addition, both companies licensed various patents to each other.  As part of this settlement,  EOS is to pay 3D Systems certain royalties for its patent license, and 3D Systems expects to begin selling under its own brand certain laser sintering equipment and related products produced by EOS under an OEM supply arrangement.

“We are very pleased that we have been able to conclude this settlement successfully,” said Abe N. Reichental, 3D Systems’ Chief Executive Officer.  “The closure of this chapter enables us to concentrate our resources on developing and delivering to our customers valuable solid imaging solutions designed to improve their bottom line.  Our  ability to expand the range of customer solutions by adding certain EOS-produced sintering systems to our own product line, enables us to deliver to our customers a broader range of value based  solutions .”

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About 3D Systems

Founded in 1986, 3D Systems®, the solid imaging companySM, provides solid imaging products and systems solutions that reduce the time and cost of designing products and facilitate direct and indirect manufacturing.  Its systems utilize patented proprietary technologies to create physical objects from digital input that can be used in design communication, prototyping, and as functional end-use parts.

3D Systems offers a wide range of imaging, communication rapid prototyping and on demand manufacturing systems including the MJM product line (InVision™ 3-D printer and ThermoJet® solid object printer), SLA® (stereolithography) systems, SLS® (selective laser sintering) systems, and Accura® materials (including photopolymers, metals, nylons, engineering plastics, and thermoplastics).

More information on the company is available at www.3dsystems.com, or by phoning 888/337-9786, or 661/295-5600 ext. 2882 internationally, or email moreinfo@3dsystems.com.

Certain statements in this news release may include forward-looking statements that express the expectation, prediction, belief or projection of 3D Systems. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of 3D Systems to be materially and adversely different from any future results, performance or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to actions of competitors and customers; the Company’s ability to successfully design and produce new products; customer acceptance of new products; the Company’s ability to enter into successful relationships with new customers to fully exploit its products; and such other factors as are described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update any forward-looking statements

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